SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM N-8A

        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                                     OF
                     THE INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

      Name:

                     MANDATORY COMMON EXCHANGE TRUST II

      Address of Principal Business Office (No. & Street, State, Zip Code):

                        C/O BEAR, STEARNS & CO. INC.
                              245 PARK AVENUE
                          NEW YORK, NEW YORK 10167

                  Telephone Number (including area code):

                               (212) 272-7332

             Name and address of agent for service of process:

                              WESLEY M. JONES
                          BEAR, STEARNS & CO. INC.
                              245 PARK AVENUE
                          NEW YORK, NEW YORK 10167

 CHECK APPROPRIATE BOX:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

 YES [x]  NO [ ]

                                 SIGNATURES

       Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of New York and the State of New York on the 16th day of March, 1998.


                          MANDATORY COMMON EXCHANGE TRUST II

                          By: /s/ Wesley M. Jones
                             --------------------------------
                              Name:  Wesley M. Jones
                              Title: Trustee


 Attest:

  /s/ Wesley M. Jones
------------------------
 Wesley M. Jones
 Sponsor